Exhibit 99.1

MEDIA RELEASE

January 10, 2005

ADVANCED POWER TECHNOLOGY TO PRESENT AT THE
NEEDHAM GROWTH CONFERENCE IN NEW YORK CITY

COMPANY PROVIDES UPDATED GUIDANCE

BEND, Oregon …. Advanced Power Technology, Inc. (NASDAQ:  APTI) announced that Patrick Sireta, CEO will speak at the Seventh Annual Needham Growth Conference in New York City on Wednesday, January 12th at approximately 4:30 pm EST.  A copy of the slides presented at the Needham conference will be available Wednesday, January 12th, for interested parties to view at the company’s web site at http://www.advancedpower.com.  In addition, a live webcast of the presentation can be accessed by going to http://www.advancedpower.com/InvestorRelations/IRPresentations.  A replay of the webcast will be available for 60 days.

The company also announced today that it expects its revenues for the fourth quarter ending December 31, 2004 to be within the $15.8 million to $16.8 million range previously given, at approximately $16.0 million.

Patrick Sireta, Chief Executive Officer commented, “As announced in our press release dated October 21, 2004, we experienced soft demand during the fourth quarter of 2004 from customers in  the semiconductor capital equipment and the communications & data processing markets. In the first quarter of 2005 we anticipate stabilized market conditions in those two markets. We expect our revenues in the first quarter of 2005 to be in the range of $13.2 million to $13.8 million.”

“The expected first quarter 2005 sequential revenue decline is due to the completion of a large radar order which contributed about $2.8 million to our fourth quarter 2004 revenues. Other than this $2.8 million impact we expect our first quarter 2005 revenues to be sequentially flat to slightly up as a result of the combination of stabilized market conditions, with design wins production ramp-up offsetting the remaining inventory corrections underway at some of our key customers. I believe that we are well positioned to resume sustained sequential revenue growth in the second quarter of 2005 and that such revenue increases will be driven primarily by new products and new designs”, concluded Mr. Sireta.

About Advanced Power Technology

With operations in Bend, Oregon, Santa Clara, California, Montgomeryville, Pennsylvania, Boulder, Colorado and Bordeaux France, APT is a leading supplier of power semiconductors for RF, Microwave, Linear, and Switchmode Applications. For additional information on Advanced Power Technology, visit its website at www.advancedpower.com.

Safe Harbor Statement

Except for historical information contained herein, the matters discussed in this press release are forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  APT cautions that such statements, including those related to the Company’s financial projections, are subject to a number of uncertainties, and actual results may differ materially.  Factors that could affect the Company’s actual results include the ability of subcontractors to meet their delivery commitments; unfavorable changes in industry and competitive conditions; the Company’s mix of product shipments; the accuracy of customers forecasts; the effectiveness of the Company’s efforts to control and reduce costs; and other uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission including our Form 10-K filed on March 10, 2004.  The Company assumes no obligation to update the information in this release.

Company Contact:

Greg M. Haugen

Vice President, Finance and

Administration and CFO

Tel:  (541) 382-8028

Fax:  (541) 389-1241

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